Exhibit 99.1

Quanex Building Products	News Release
Quanex Building Products Corporation
Reports Fiscal Third Quarter 2008 Results
Reported $0.32 EPS from Continuing Ops. Before a Non-Cash LIFO Charge
Company Outperformed the Market via New Program Growth
$54 Million Cash and Equivalents on Balance Sheet
Operating Margin Exceeded 10%
Houston, Texas, August 28, 2008 — Quanex Building Products Corporation (NYSE:NX) today reported fiscal third quarter 2008 results for the period ending July 31. Income from continuing operations was $8.8 million compared to $21.7 million a year ago. Diluted earnings per share from continuing operations were $0.32 excluding an after tax LIFO charge of $3.3 million ($0.08 per share) compared to $0.54 in the third quarter 2007.
Fiscal Third Quarter 2008 Highlights
•	David D. Petratis joined Quanex as President and Chief Executive Officer July 1.
•	Announced Brent L. Korb rejoined the Company as Senior Vice President and Chief Financial Officer effective August 1.
•	Deborah M. Gadin was promoted to Vice President — Corporate Controller June 16.
•	Net sales were $240.3 million compared to $269.5 million and $207.3 million in the year ago and sequential quarters, respectively.
•	Nine months ended cash provided by operating activities from continuing operations was $33.9 million compared to $64.5 million in the year ago period.
•	Capital expenditures for the nine months ended were $11.5 million versus $11.5 million a year ago.
•	Cash and equivalents totaled $53.9 million at quarter end.
•	Recorded a $5.5 million ($3.3 million after tax) LIFO charge primarily associated with the aluminum sheet business.

Selected Financial Information
Fiscal Third Quarter 2008 Financials
($ in millions, except per share data)

	3rd qtr 2008	3rd qtr 2007	inc/(dcr)
Net sales:	$240.3	$269.5	(11%)
Operating income:	14.4	32.3	(55%)
Income from continuing ops:	8.8	21.7	(59%)
Diluted earnings per share from continuing ops:	$0.24	$0.54	(56%)
Fiscal Third Quarter 2008 Commentary
Engineered Products ($ in millions)

	3rd qtr 2008	3rd qtr 2007	inc/(dcr)
Net Sales:	$115.3	$131.4	(12%)
Operating Income:	$12.6	$17.7	(29%)
Engineered Products is focused on providing window and door customers with value-added fenestration products and components. Key market drivers are housing starts and remodeling activity.
“We continue to find ourselves in a very difficult housing market, with new home starts off 31% compared to our third quarter last year while remodeling activity is thought to be down about 10%. Our sales at Engineered Products, down about 12%, held up well when you consider the depressed state of these end markets. Our ability to consistently outperform the market is due in part to the strength of new programs and new customers. We also believe our larger window and door customers are making measurable gains selling more window and door products into the home remodeling market, which in turn directly benefits us,” said David D. Petratis, president and chief executive officer of Quanex Building Products.
“The housing market continues to suffer from a large inventory of both new and existing homes available for sale, a rise in foreclosures and an ongoing tight credit market. The U.S. Department of Housing currently estimates an 11 months supply of homes available for sale. We did see a meaningful improvement in seasonal demand at Engineered Products, with sales up about 25% over our sequential second quarter. We remained diligent on costs, continued to drive productivity improvements and worked with customers on pricing initiatives in an effort to recover rising raw material costs. The Company disclosed last quarter we were combining two separate facilities at our window and door fenestration components business into a single, more efficient operation. We look to have this consolidation complete by year end,” continued Petratis.

Aluminum Sheet Products ($ in millions)

	3rd qtr 2008	3rd qtr 2007	inc/(dcr)
Net Sales:	$130.5	$143.7	(9%)
Operating Income:	$12.1	$20.0	(39%)
Aluminum Sheet Products is a leading provider of common alloy aluminum sheet products for the building and construction, transportation and other consumer durable markets. Key market drivers are housing starts and remodeling activity and together they represent about 65% of the division’s sales.
“Our third quarter shipped pounds at Nichols Aluminum were down 11% from year ago levels, but up 3% compared to the second quarter due to the seasonal increase in the building products markets. Nichols’ spread (selling price less material costs) per pound in the quarter was down $0.03 from the year ago quarter primarily due to a lower mix of painted sheet sales. Compared to our sequential second quarter, unit sales price and spread were up consistent with higher aluminum ingot prices. Operating income compared to the third quarter 2007 was negatively impacted by a combination of a drop in shipped pounds, lower painted sheet sales and higher freight and energy costs. Compared to the sequential second quarter, operating income per pound was up 17%. In an effort to both further reduce our scrap costs and provide us with a wider range of available scrap, we recently invested in a new, high-torque scrap shredder at the Nichols Casting facility,” Petratis said.
Cash Flow
“Our cash and equivalents at quarter end was a robust $54 million. We still have one remaining cash true-up item with Gerdau that involves a tax payment currently estimated to be some $20 million in our favor. Our total debt to capitalization remained minimal at 0.5%. Our year-to-date operating cash flow from continuing operations came in at a very healthy $33.9 million. We continue to closely monitor our working capital, and at quarter end, our conversion cycle was 32 days. With our healthy cash balance, strong cash flow and $270 million revolving credit facility, we have the financial wherewithal to fund attractive growth opportunities, both organic and acquisition related. On the acquisition front, we are actively evaluating various building products companies, both in the residential and commercial space. While we are experiencing some trepidation on the part of some acquisition candidates to sell at what appears to be the low point in the cycle, we are confident that our proven track record and financial position will enable us to successfully implement our growth strategy,” said Petratis.

Fiscal 2008 Outlook
The Company does not expect any near term improvement in the housing market. Housing starts in fiscal 2008 are now expected to lag fiscal 2007 starts by 31% as the market struggles with the high inventory overhang and tougher credit requirements sought by lenders. However, the Company does expect to see higher demand from its Engineered Products customers in the fourth quarter compared to the third quarter based on seasonal improvements in the market, the growth of new programs and the uptick in remodeling activity on the part of customers. At Nichols Aluminum, fourth quarter volumes are expected to lag the year ago quarter by 10%. Spread per pound at Nichols in the fourth quarter is expected to be in line with third quarter spreads.
Forecasting the Company’s financial results remains difficult given the current housing environment. The roll-up of income expectations by business indicates the Company will generate around $75 million of operating income before taking into account approximately $20 million of corporate expenses (excluding LIFO) in a normalized run rate. The current outlook for operating income is down $5 million from the previous guidance due primarily to lower spread and volume expectations at Nichols Aluminum. The Company does expect to continue to outperform the market and generate significant cash flow, and is well positioned to experience significant operating leverage when the market improves.
Non-GAAP Financial Measures
Income from Continuing Operations Excluding LIFO
Income from continuing operations excluding LIFO is a non-GAAP financial measure. The Company believes this non-GAAP financial measure provides a consistent basis for comparison between quarters and enhances the understanding of the performance of its operations.
Set forth below is a reconciliation of reported income from continuing operations and reported diluted earnings per share from continuing operations to income from continuing operations excluding LIFO and diluted earnings per share from continuing operations excluding LIFO. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three months ended July 31,
	2008		2007
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Income from continuing operations, as reported:	$8.8	$0.24	$21.7	$0.54

LIFO charge (income), after tax	$3.3	$0.08	$(0.2)	—

Income from continuing operations, excluding LIFO	$12.1	$0.32	$21.5	$0.54

Diluted weighted average common shares outstanding (in thousands)		37,509		39,992
Dividend Declared
The Board of Directors declared a quarterly cash dividend of $0.03 per share on the Company’s common stock, payable September 29, 2008, to shareholders of record on September 15, 2008.
Corporate Profile
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the building products markets. It is an ROIC driven company that grows shareholder returns through a combination of organic growth via new products and programs, and strategic acquisitions.
Financial Statistics as of 07/31/08
Book value per common share: $14.31; Total debt to capitalization: 0.5%; Actual number of common shares outstanding: 37,627,891
Definitions
Book value per common share — calculated as total stockholders’ equity as of balance sheet date divided by actual number of common shares outstanding;
Total debt to capitalization — calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders’ equity as of balance sheet date;

Operating margin — combined operating income of aluminum sheet products and engineered products divided by net sales.
Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s Registration Statement on Form 10, filed with the SEC on April 4, 2008 pursuant to the Securities Exchange Act of 1934, in particular the section titled, “Special Note About Forward-Looking Statements” contained therein.
Financial Contact: Jeff Galow, 713/877-5327
Media Contact: Valerie Calvert, 713/877-5305
For additional information, visit the Company’s website at www.quanex.com.

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended			Nine months ended
July 31,			July 31,
2008	2007		2008	2007
		Net sales:
$115,261	$131,445	Engineered Products	$295,031	$333,898
130,540	143,667	Aluminum Sheet Products	340,889	388,092

245,801	275,112	Building Products	635,920	721,990

(5,463)	(5,606)	Eliminations	(13,332)	(13,542)

$240,338	$269,506	Net sales	$622,588	$708,448

		Operating income:
$12,590	$17,657	Engineered Products	$19,781	$30,595
12,110	19,985	Aluminum Sheet Products	27,695	47,401

24,700	37,642	Building Products	47,476	77,996

(10,328)	(5,370)	Corporate and Other	(50,493)	(17,225)

$14,372	$32,272	Operating Income (Loss)	$(3,017)	$60,771

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three months ended			Nine months ended
July 31,			July 31,
2008	2007		2008	2007

$240,338	$269,506	Net sales	$622,588	$708,448
200,443	210,602	Cost of sales (exclusive of items shown separately below)	518,296	565,749
17,002	17,952	Selling, general and administrative expense	80,682	54,351
8,521	8,680	Depreciation and amortization	26,627	27,577

14,372	32,272	Operating income (loss)	(3,017)	60,771
(118)	(140)	Interest expense	(356)	(452)
326	99	Other, net	4,876	259

14,580	32,231	Income (loss) from continuing operations before income taxes	1,503	60,578
(5,762)	(10,575)	Income tax expense	(609)	(21,056)

8,818	21,656	Income (loss) from continuing operations	894	39,522
—	16,991	Income (loss) from discontinued operations, net of taxes	5,675	53,022

$8,818	$38,647	Net income (loss)	$6,569	$92,544

		Basic earnings per common share:
$0.24	$0.59	Earnings (loss) from continuing operations	$0.02	$1.07
$—	$0.45	Income (loss) from discontinued operations	$0.16	$1.43

$0.24	$1.04	Basic earnings (loss) per common share	$0.18	$2.50

		Diluted earnings per common share:
$0.24	$0.54	Earnings (loss) from continuing operations	$0.02	$1.00
$—	$0.44	Income (loss) from discontinued operations	$0.15	$1.38

$0.24	$0.98	Diluted earnings (loss) per share	$0.17	$2.38

		Weighted average common shares outstanding:
37,333	37,012	Basic	37,255	36,951
37,509	39,992	Diluted	38,896	39,449

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

July 31,		October 31,
2008		2007
	Assets
$53,932	Cash and equivalents	$1,778
99,077	Accounts and notes receivable, net	80,095
59,851	Inventories, net	53,556
1,899	Deferred income taxes	5,370
5,116	Other current assets	4,372
—	Current assets of discontinued operations	431,326

219,875	Total current assets	576,497
163,142	Property, plant and equipment, net	173,590
12,697	Deferred income taxes	-
196,368	Goodwill	196,385
63,550	Intangible assets, net	68,199
8,859	Other assets	9,225
—	Assets of discontinued operations	310,926

$664,491	Total assets	$1,334,822

	Liabilities and stockholders’ equity
$71,121	Accounts payable	$68,167
33,217	Accrued liabilities	37,102
4,415	Income taxes payable	-
363	Current maturities of long-term debt	1,464
—	Current liabilities of discontinued operations	242,570

109,116	Total current liabilities	349,303
2,188	Long-term debt	2,551
—	Deferred income taxes	34,457
2,979	Non-current environmental reserves	4,239
11,675	Other liabilities	13,889
—	Liabilities of discontinued operations	47,234

125,958	Total liabilities	451,673
538,533	Total stockholders’ equity	883,149

$664,491	Total liabilities and stockholders’ equity	$1,334,822

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Nine months ended
	July 31,
	2008	2007
Operating activities:
Net income	$6,569	$92,544
Income from discontinued operations	(5,675)	(53,022)

Net income from continuing operations	894	39,522
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	26,648	27,584
Deferred income taxes	2,891	81
Stock-based compensation	25,504	3,829

	55,937	71,016
Changes in assets and liabilities, net of effects from acquisitions, dispositions and the Separation:
Decrease (Increase) in accounts and notes receivable	(19,147)	(10,212)
Decrease (Increase) in inventory	(6,337)	(1,402)
Decrease (Increase) in other current assets	820	601
Increase (Decrease) in accounts payable	3,461	1,821
Increase (Decrease) in accrued liabilities	(1,840)	(2,906)
Increase (Decrease) in income taxes payable	3,774	(10)
Other, net	(2,741)	5,555

Cash provided by (used for) operating activities from continuing operations	33,927	64,463
Cash provided by (used for) operating activities from discontinued operations	25,127	69,879

Cash provided by (used for) operating activities	59,054	134,342

Investing activities:
Capital expenditures, net of retirements	(11,529)	(11,512)
Other, net	(23)	—

Cash provided by (used for) investing activities from continuing operations	(11,552)	(11,512)
Cash provided by (used for) investing activities from discontinued operations	34,113	(111,681)

Cash provided by (used for) investing activities	22,561	(123,193)

Financing activities:
Repayments of long-term debt	(1,464)	(2,721)
Common dividends paid	(1,128)	—
Funding from Separation	32,735	—
Transfers to Quanex Corporation	—	(49,559)
Other, net	(293)	—

Cash provided by (used for) financing activities from continuing operations	29,850	(52,280)
Cash provided by (used for) financing activities from discontinued operations	(46,183)	39,051

Cash provided by (used for) financing activities	(16,333)	(13,229)

Effect of exchange rate changes on cash and equivalents	(71)	44
LESS: (Increase) Decrease in cash and equivalents from discontinued operations	(13,057)	2,751

Increase (Decrease) in cash and equivalents from continuing operations	52,154	715
Beginning of period cash and equivalents	1,778	2,247

End of period cash and equivalents	$53,932	$2,962